Exhibit 99.1

For Immediate Release

Press Release

Rockefeller University President Marc Tessier-Lavigne Elected to Regeneron Board of Directors

TARRYTOWN, N.Y., Nov. 21, 2011 -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced that it has elected Marc Tessier-Lavigne, Ph.D. to fill a new seat on its expanded Board of Directors. Dr. Tessier-Lavigne is President of The Rockefeller University in New York City, one of the world’s preeminent medical research institutions. Prior to his appointment at Rockefeller in 2011, he served as Executive Vice President and Chief Scientific Officer at Genentech, Inc.

"Marc is an ideal individual to join the Regeneron board of directors as he is a renowned scientist who also has an outstanding track record for leading drug-discovery programs at Genentech for most of the last decade,” said P. Roy Vagelos, M.D., Chairman of the Regeneron Board of Directors. “We are extremely pleased to add his expertise to our Board at a time when Regeneron is transforming into a fully integrated biotechnology company.”

“I admire Regeneron’s high-caliber science and its success in discovering and developing innovative therapeutics,” said Dr. Tessier-Lavigne. “I am honored to join the Regeneron board of directors and look forward to working with its distinguished members to help guide scientific and product development decisions at the company over the coming years. I am also pleased to contribute to a biotechnology leader that is New York based.”

A world leader in the study of brain development, Dr. Tessier-Lavigne has pioneered the identification of the molecules that direct the formation of connections among nerve cells to establish neuronal circuits in the mammalian brain and spinal cord. The mechanisms he has identified are important for understanding how the human brain forms during normal development, and are increasingly being implicated in a variety of other processes, including neurodegenerative diseases.

A native of Trenton, Canada, Dr. Tessier-Lavigne obtained his Ph.D. from University College London and performed postdoctoral work at the Medical Research Council (United Kingdom) Developmental Neurobiology Unit and at Columbia University. He has been on the faculty of the University of California, San Francisco and Stanford University and has been a Howard Hughes Medical Institute investigator. In 2003, he joined Genentech, where he oversaw 1,400 people in disease research and drug discovery. He is the recipient of numerous scientific awards and is an elected member of the U.S. National Academy of Sciences and its Institute of Medicine, and a fellow of the Royal Societies of the U.K. and Canada.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions. Regeneron markets two products, ARCALYST® (rilonacept) Injection For Subcutaneous Use and EYLEA™ (aflibercept) Injection. Regeneron also has completed several Phase 3 studies and is conducting an additional Phase 3 clinical trial for the product candidate ZALTRAP® (aflibercept) concentrate for Intravenous Infusion. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions, and cancer. Additional information about Regeneron and recent news releases are available on the Regeneron web site at www.regeneron.com.

Forward Looking Statement
This news release includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties. These include, among others, risks and timing associated with preclinical and clinical development of Regeneron's drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize its products and drug candidates, competing drugs that are superior to Regeneron's products and drug candidates, uncertainty of market acceptance of Regeneron's products and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact Information:

Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.847.7799	914.847.7640
michael.aberman@regeneron.com	peter.dworkin@regeneron.com